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Exhibit 99.1

ebix.com, Inc. Reports Second Consecutive Profitable Year

ATLANTA—(BUSINESS WIRE)—April 3, 2002—ebix.com, Inc. (NASDAQ: EBIX—News), a comprehensive insurance portal and leading international supplier of software and e-commerce solutions to the insurance industry, today announced its financial results for the year ended December 31, 2002. The Company reported its second consecutive full year profit, continuing to validate its business model that focuses now on Internet based services related to the insurance industry.

Total revenues were $12.65 million for 2002, a 1.8% percent decrease from revenues of $12.88 million for 2001. Net income for 2002 was $502,000, or $0.22 per share, compared to net income of $118,000 or $0.06 per share for 2001. The increase in Company's net income can be attributed to lower overall operating expenditures associated with moving back-end operations to India and more efficient sales and marketing along with higher services margins from the Company's focus on higher margin development services. The Company's revenue has been derived from the licensing and sale of agency management system software including the recently launched ebixASP system and third-party software, as well as from custom development projects, professional and support services, and fees for policy acceptance and transaction fees generated by ebix.mall.

The Company also reported its results for the fourth quarter of 2002, announcing a net loss of $214,000 or $0.09 per share, compared to a gain of $589,000 or $0.26 for the fourth quarter of 2001. Fourth quarter 2002 revenues were $2.9 million, as compared to revenues of $3.6 million for the fourth quarter of 2001. While the Company's order base increased in 2002 with Internet based ebixASP revenue of approximately $1 million being deferred into future periods, the overall revenue in 2002 decreased because of the company's increased focus on selling Internet based services like ebixASP in 2002, where revenue is recognized over the period of the contract as services are being performed.

"The Company's focus on Internet based products and services resulted in the company growing its order base in the year 2002. While the legacy support revenue declined as anticipated by the management team, the company's efforts in the areas of custom software development and ebixASP related services helped the company fill that revenue shortfall. The Company closed the year 2002 with deferred revenue of $2.9 million with almost $1.0 million related to orders booked in 2002 for ebixASP and custom development that were completed after year end and are ready to go live." said Robin Raina, Chairman, President and CEO. "The results are especially encouraging, since the company has spent the last year making investments in developing new technologies, hiring professional manpower and creating world class infrastructure."

Mr. Raina added: "The year 2002 saw the Company build two fully owned world class facilities in India, with power backups, point-to-point fiber, high speed voice and data networks, state of the art hardware and software and trained manpower targeted towards servicing its customer base globally in the areas of software development and call center services. The year 2002 saw the company triple its employee numbers globally while still managing to grow its profits. Going forward, we believe that the company today has the strength, technology edge and infrastructure to continue to grow profitably."

Raina also said: "The Company's product strategy will focus this year on the worldwide sales and support of agency management systems led by ebixASP; the expansion of connectivity between consumers, agents, carriers and third-party providers on ebix.com and ebixExchange; providing development consulting to brokers, carriers and agents; and providing call center services to various insurance related entities such as agents, carriers, associations etc."

Dick Baum, EVP and CFO said: "In spite of the rapid growth in employee numbers and our investments in new technology and new facilities, we were able to cut operating costs in 2002 by 6.5% compared to a year ago, helping set the Company on a track for increased profitability. The Company's operational costs in 2002 were $11.86 million as compared to $12.7 million in 2001. In addition, the Company's cash situation remains healthy with approximately $5 million in the bank and very little short or long-term debt. We believe that the present cash will be sufficient to sustain our steady progress over the next year".

For further information see the Company's annual report on Form 10-K for the year ended December 31, 2002.

About ebix.com

Founded in 1976, ebix.com, Inc., formerly known as Delphi Information Systems, Inc., is a leading international supplier of software and e-commerce solutions to the property and casualty insurance industry.

The name change to ebix.com, Inc. aligned the identity of the company with its strategic focus of using the Internet to enhance the way insurance business is transacted, through solutions that encompass both e-commerce and web-enabled agency management systems. An independent provider, ebix.com, Inc. employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995—This press release contains various forward-looking statements and information that are based on ebix management's beliefs, as well as assumptions made by, and information currently available to management, including statements regarding anticipated revenue growth, profitability, acceptance of ebix's products by the market and management's plans and objectives. ebix has tried to identify such forward looking statements by use of such words as "expects", "intends", "anticipates", "plans", and "believes", and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those anticipated, estimated expected or projected. Such risks, uncertainties and other factors include the extent to which the contemplated business initiatives are undertaken and are successful, the extent to which the ebix.com website can be successfully developed and marketed, the possible effects of the Securities and Exchange Commission's investigation of ebix's financial reporting, the risks associated with future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, ebix's ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, ebix's dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, ebix's ability to effectively protect its applications software and other proprietary information, ebix's ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of ebix's Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on ebix's website, mainframe and other servers, possible security breaches on the ebix website and the possible effects of insurance regulation on ebix's business and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors are described under "Risk Factors" in ebix's Annual Report on Form 10-K for the year ended December 31, 2002.Except as expressly required by the federal securities laws, ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect future events or developments or for any other reason.

ebix.com, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except for share amounts)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$4,993	$6,167
Accounts receivable, less allowance of $634 and $985	2,863	2,447
Other current assets	340	253

Total current assets	8,196	8,867

Property and equipment, net	1,131	869
Capitalized software, net	218	327
Other assets	421	363

Total assets	$9,966	$10,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,727	$2,776
Accrued payroll and related benefits	342	374
Current portion of long-term debt	106	123
Current portion of capital lease obligations	114	137
Deposit liabilities	10	199
Deferred revenue	2,869	2,573

Total current liabilities	5,168	6,182

Long-term debt, less current portion	—	70
Capital lease obligation, less current portion	73	184
Other liabilities	—	95

Total liabilities	5,241	6,531

Stockholders' equity:
Convertible Series D Preferred stock, $.10 par value, 2,000,000 shares authorized, no shares issed and outstanding at December 31, 2002 and December 31, 2001	—	—
Common stock, $.10 par value, 40,000,000 shares authorized, 2,291,143 and 2,290,773 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively	229	229
Additional paid-in capital	88,441	88,514
Deferred compensation	(366)	(440)
Accumulated deficit	(83,920)	(84,422)
Accumulated other comprehensive income	341	14

Total stockholders' equity	4,725	3,895

Total liabilities and stockholders' equity	$9,966	$10,426

ebix.com, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
(In thousands, except per share data)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenue:
Software	$1,837	$2,592	$1,965
Services and other	10,814	10,295	9,799

Total revenue	12,651	12,887	11,764
Operating expenses:
Services and other costs	3,898	4,337	6,393
Product development	1,779	2,033	3,938
Sales and marketing	1,605	2,701	5,098
General and administrative	4,575	3,615	7,808

Total operating expenses	11,857	12,686	23,237

Operating income (loss)	794	201	(11,473)
Interest income	89	130	372
Interest expense	(39)	(72)	(142)
Foreign exchange gain (loss)	(255)	(8)	18

Income (loss) before income taxes	589	251	(11,225)
Income tax provision	(87)	(133)	(149)

Net income (loss)	$502	$118	$(11,374)

Basic and diluted earnings (loss) per common share	$0.22	$0.06	$(8.02)

Basic weighted average shares outstanding	2,291	1,920	1,419

Diluted weighted average shares outstanding	2,293	1,966	1,419

Contact:

  Topaz Partners
  Amy Krigman, 781/388-7900, ext. 211
   akrigman@topazpartners.com
  Or
  ebix.com Inc.
  Dick Baum, 678/281-2020

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  Exhibit 99.1